Exhibit 10.1

Revance Therapeutics, Inc.

Amended and Restated

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Revance Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. This policy is effective as of January 1, 2021 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:

a.    All Eligible Directors: $50,000

b.    Chairman of the Board Service Retainer (including Eligible Director Service Retainer): $86,000

2.    Annual Committee Member Service Retainer:

a.    Member of the Audit Committee: $10,000

b.    Member of the Compensation Committee: $7,500

c.    Member of the Nominating & Governance Committee: $7,500

d.    Member of the Science & Technology Committee: $7,500

e.    Member of the Brand Strategy Committee: $7,500

3.    Annual Committee Chair Service Retainer (including Committee Member Service Retainer):

a.    Chairman of the Audit Committee: $20,000

b.    Chairman of the Compensation Committee: $15,000

c.    Chairman of the Nominating & Governance Committee: $15,000

d.    Chairman of the Science & Technology Committee: $15,000

e.    Chairman of the Brand Strategy Committee: $15,000

Equity Compensation

The equity compensation set forth below will be granted under the Revance Therapeutics, Inc. 2014 Equity Incentive Plan, as amended from time to time and including any successor plan thereto (the “Plan”), and will be documented on the applicable forms of equity award agreements most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

The number of shares underlying each of the restricted stock awards granted under this Policy will be determined by dividing the applicable grant value for such restricted stock award by the Thirty-Day Trailing Average and rounding up to the nearest whole share. The number of shares underlying each of the stock options granted under this Policy will be such number that results in an aggregate Black-Scholes option value equal to the applicable grant value, using the Thirty-Day Trailing Average for purposes of applying such Black-Scholes valuation methodology. The “Thirty-Day Trailing Average” means the thirty-calendar day trailing average closing stock price of the Company’s common stock on Nasdaq ending on and including the grant date of the applicable stock option or restricted stock award.

1.Initial Grants: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted (a) a stock option with a grant value equal to $175,000 (an “Initial Option Grant”) and (b) a restricted stock award with a grant value equal to $175,000 (an “Initial RSA”).

The shares subject to each Initial Option Grant and the Initial RSA will vest on the one-year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

2.Annual Grants: On the date of each Company annual stockholder meeting held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board and who is not initially elected to the Board at such annual stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted (a) a stock option with a grant value equal to $112,500 (an “Annual Option Grant”) and (b) a restricted stock award with a grant value equal to $112,500 (an “Annual RSA”). For the first annual stockholder meeting that occurs after an Eligible Director is initially elected to the Board (and provided such Eligible Director continues to serve as a non-employee member of the Board after the annual stockholder meeting), such Eligible Director’s Annual Option Grant and Annual RSA shall be pro-rated for the number of months (out of twelve) that such Eligible Director served on the Board prior to such annual stockholder meeting. For example, if an Eligible Director served on the Board for two months prior to such annual stockholder meeting, such Eligible Director’s Annual Option Grant and Annual RSA shall each have grant value equal to $18,750 (16.667% of $112,500).

The shares subject to the Annual Option Grant and Annual RSA will vest on the earlier of (a) the one year anniversary of the date of grant and (b) the day immediately prior to the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.